Exhibit 99.1

Northwest Pipe Company Announces First Quarter 2022 Financial Results

•	Net sales of $109.3 million increased 51.2% year-over-year
•	Gross profit of $14.8 million increased 68.5% year-over-year
•	Backlog[1] of $200 million; backlog including confirmed orders[2] of $341 million for the Engineered Steel Pressure Pipe segment (“SPP”), a new quarterly record
•	Record order book[3] of $66 million for the Precast Infrastructure and Engineered Systems segment (“Precast”)
•	Net income of $0.36 per diluted share; adjusted net income of $0.42 per diluted share

VANCOUVER, Washington—May 4, 2022—Northwest Pipe Company (NASDAQ: NWPX) (the “Company”), a leading manufacturer of water-related infrastructure including engineered pipeline systems and precast products, today announced its financial results for the first quarter ended March 31, 2022. The Company will broadcast its first quarter 2022 earnings conference call on Thursday, May 5, 2022 at 7:00 a.m. PT.

Management Commentary

“The integration of ParkUSA, which was acquired on October 5, 2021, is on schedule and we continue to be very excited about the future growth prospects of this business. Our Precast business remained strong in the first quarter generating $34.6 million in revenue and a gross profit margin nearing 22%. We ended the first quarter with a record Precast order book of $66 million. We expect the order book to continue to grow for the near term which should facilitate further margin expansion as we progress through what appears to be a very strong precast market in 2022,” said Scott Montross, President and Chief Executive Officer of Northwest Pipe Company.

Mr. Montross continued, “We experienced very strong steel pressure pipe bidding during the first quarter of 2022 which elevated our backlog including confirmed orders to an all-time record of $341 million. Despite the first quarter being projected to be the largest bidding period of the year, we expect bidding to be fairly solid throughout 2022 and backlog to remain elevated compared to recent historical levels. The improving quality of the backlog is expected to lead to SPP margin expansion into the mid-teens beginning in the second quarter. As we have discussed earlier, SPP gross profit margins remained muted in the first quarter due to the extremely small bidding market and associated bidding pressures we experienced in 2021. In addition, we recorded a discrete charge for a settlement of a product liability claim on a dispute that originated in 2015, which reduced our gross profit for the quarter. Without the settlement charge, our first quarter SPP margins would have been similar to those realized in both the first and fourth quarters of 2021.”

1 Northwest Pipe Company defines “backlog” as the balance of remaining performance obligations under signed contracts for Engineered Steel Pressure Pipe products for which revenue is recognized over time.

2 Northwest Pipe Company defines “confirmed orders” as Engineered Steel Pressure Pipe projects for which the Company has been notified that it is the successful bidder, but a binding agreement has not been executed.

3 Northwest Pipe Company defines “order book” as unfulfilled orders outstanding at the measurement date for its Precast Infrastructure and Engineered Systems segment. Cancelations against outstanding orders are measured in the period they are received.

First Quarter 2022 Financial Results

Consolidated

●	Net sales increased 51.2% to $109.3 million from $72.3 million in the first quarter of 2021.
●	Gross profit increased 68.5% to $14.8 million, or 13.5% of net sales, from $8.8 million, or 12.1% of net sales, in the first quarter of 2021.
●	Net income was $3.6 million, or $0.36 per diluted share, compared to $2.2 million, or $0.22 per diluted share, in the first quarter of 2021.
●

Adjusted net income was $4.2 million, or $0.42 per diluted share, compared to $2.3 million, or $0.23 per diluted share, in the first quarter of 2021. Adjusted net income, which is a non-GAAP financial measure, is reconciled to net income in the table titled “Reconciliation of Non-GAAP Financial Measures” below.

Engineered Steel Pressure Pipe Segment (SPP)

●

SPP net sales increased 24.4% to $74.7 million from $60.0 million in the first quarter of 2021 driven by an 85% increase in selling price per ton due to increased materials costs and changes in product mix, partially offset by a 33% decrease in tons produced resulting from changes in project timing.

●

SPP gross profit remained relatively flat at $7.2 million, or 9.6% of SPP net sales, compared to 11.9% of SPP net sales in the first quarter of 2021 due to the combination of changes in product mix and pressure on project pricing. SPP gross profit in the first quarter of 2022 was reduced for a product liability settlement reserve recorded in the quarter.

●

SPP backlog was approximately $200 million as of March 31, 2022 compared to $183 million as of December 31, 2021 and $178 million as of March 31, 2021. Backlog including confirmed orders was $341 million as of March 31, 2022 compared to $290 million as of December 31, 2021 and $210 million as of March 31, 2021.

Precast Infrastructure and Engineered Systems Segment (Precast)

●

Precast net sales increased 182.5% to $34.6 million from $12.3 million in the first quarter of 2021 primarily due to the Park Environmental Equipment, LLC (“ParkUSA”) operations acquired in October 2021, which contributed $19.7 million in net sales during the first quarter of 2022, as well as a 22% increase in net sales at the Geneva Pipe and Precast Company (“Geneva”) operations due to a 35% increase in selling prices due to the high demand for the Company’s concrete products coupled with increased material costs, partially offset by a 10% decrease in volume shipped due to changes in product mix.

●

Precast gross profit increased 368.7% to $7.6 million, or 21.9% of Precast net sales, from $1.6 million, or 13.2% of Precast net sales, in the first quarter of 2021 due to contributions from the ParkUSA operations, as well as improved pricing at the Geneva operations.

●

Precast order book was approximately $66 million as of March 31, 2022 compared to $51 million as of December 31, 2021 and $16 million as of March 31, 2021. December 31, 2021 was the first period that included the order book for ParkUSA.

Liquidity Details

As of March 31, 2022, the Company had $90.3 million of outstanding revolving loan borrowings, $1.1 million of outstanding letters of credit, and additional borrowing capacity of approximately $34 million. The Company expects to have sufficient credit available to support its operations for at least the next twelve months with near-term repayment of outstanding debt remaining a high priority.

Conference Call Details

A conference call and simultaneous webcast to discuss the Company’s first quarter 2022 financial results will be held on Thursday, May 5, 2022 at 7:00 a.m. PT. The call will be broadcast live over the Internet hosted on the Investor Relations section of the Company’s website at investor.nwpipe.com and will be archived online upon completion of the conference call. For those unable to listen to the live call, a replay will be available approximately three hours after the event and will remain available until Thursday, May 19, 2022 by dialing 1‑844-512-2921 in the U.S. or 1‑412-317-6671 internationally and entering the replay access code: 13728597.

About Northwest Pipe Company

Founded in 1966, Northwest Pipe Company is a leading manufacturer of water-related infrastructure products. In addition to being the largest manufacturer of engineered steel water pipeline systems in North America, the Company manufactures high-quality precast and reinforced concrete products; water, wastewater, and stormwater equipment; steel casing pipe; bar-wrapped concrete cylinder pipe; and one of the largest offerings of pipeline system joints, fittings, and specialized components. Strategically positioned to meet growing water and wastewater infrastructure needs, Northwest Pipe Company provides solution-based products for a wide range of markets under the ParkUSA, Geneva Pipe and Precast, Permalok®, and Northwest Pipe Company lines. The Company's diverse team is committed to quality and innovation while demonstrating the Company's core values of accountability, commitment, and teamwork. The Company is headquartered in Vancouver, Washington, and has 13 manufacturing facilities across North America. Please visit www.nwpipe.com for more information.

Forward-Looking Statements

Statements in this press release by Scott Montross are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on current expectations, estimates, and projections about the Company’s business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by the Company include changes in demand and market prices for its products, product mix, bidding activity and order cancelations, timing of customer orders and deliveries, production schedules, price and availability of raw materials, excess or shortage of production capacity, international trade policy and regulations, changes in tariffs and duties imposed on imports and exports and related impacts on the Company, the Company’s ability to identify and complete internal initiatives and/or acquisitions in order to grow its business, the Company’s ability to effectively integrate ParkUSA and other acquisitions into its business and operations and achieve significant administrative and operational cost synergies and accretion to financial results, impacts of recent U.S. tax reform legislation on the Company’s results of operations, adequacy of the Company’s insurance coverage, supply chain challenges, labor shortages, ongoing military conflicts in the Ukraine and related consequences, operating problems at the Company’s manufacturing operations including fires, explosions, inclement weather, and natural disasters, impacts of pandemics, epidemics, or other public health emergencies, such as coronavirus disease 2019, and other risks discussed in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2021 and from time to time in its other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If the Company does update or correct one or more forward-looking statements, investors and others should not conclude that it will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures

The Company is presenting backlog including confirmed orders, adjusted net income, and adjusted diluted net income per share. These non-GAAP financial measures are provided to better enable investors and others to assess the Company’s ongoing operating results and compare them with its competitors. This should be considered a supplement to, and not a substitute for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpipe.com.

Contact:

Aaron Wilkins

Chief Financial Officer

Northwest Pipe Company

(360) 397‑6294 • investors@nwpipe.com

Or Addo Investor Relations

(310) 829‑5400

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NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2022	2021

Net sales:
Engineered Steel Pressure Pipe	$74,715	$60,057
Precast Infrastructure and Engineered Systems	34,616	12,254
Total net sales	109,331	72,311

Cost of sales:
Engineered Steel Pressure Pipe	67,526	52,903
Precast Infrastructure and Engineered Systems	27,019	10,633
Total cost of sales	94,545	63,536

Gross profit:
Engineered Steel Pressure Pipe	7,189	7,154
Precast Infrastructure and Engineered Systems	7,597	1,621
Total gross profit	14,786	8,775

Selling, general, and administrative expense	9,368	5,830
Operating income	5,418	2,945
Other income	44	59
Interest expense	(560)	(227)
Income before income taxes	4,902	2,777
Income tax expense	1,343	602
Net income	$3,559	$2,175

Net income per share:
Basic	$0.36	$0.22
Diluted	$0.36	$0.22

Shares used in per share calculations:
Basic	9,881	9,814
Diluted	9,973	9,921

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$3,301	$2,997
Trade and other receivables, net	59,227	52,664
Contract assets	111,067	107,170
Inventories	62,708	59,651
Prepaid expenses and other	4,939	5,744
Total current assets	241,242	228,226
Property and equipment, net	123,047	121,266
Operating lease right-of-use assets	97,085	98,507
Goodwill	53,684	53,684
Intangible assets, net	38,182	39,376
Other assets	6,281	6,620
Total assets	$559,521	$547,679

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$36,953	$32,267
Accrued liabilities	23,912	24,498
Contract liabilities	4,090	2,623
Current portion of operating lease liabilities	4,769	4,704
Total current liabilities	69,724	64,092
Borrowings in line of credit	90,252	86,761
Operating lease liabilities	92,539	93,725
Deferred income taxes	11,370	10,984
Other long-term liabilities	8,638	8,734
Total liabilities	272,523	264,296

Stockholders' equity	286,998	283,383
Total liabilities and stockholders’ equity	$559,521	$547,679

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2022	2021

Net income, as reported	$3,559	$2,175
Adjustments for non-recurring items:
Acquisition-related transaction costs	23	146
Amortization of acquired intangibles (1)	879	-
Estimated tax impact of non-recurring items	(223)	(36)
Adjusted net income	$4,238	$2,285

Diluted net income per share, as reported	$0.36	$0.22

Adjusted diluted net income per share	$0.42	$0.23

(1)	Amortization of acquired intangibles represents amortization of ParkUSA intangible assets only and is included for comparability purposes between 2022 and 2021.